Exhibit 1

AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing with the other (as such term is defined in the Schedule 13G referred to below) on behalf of each other of a statement on Schedule 13G with the United States Securities and Exchange Commission (including amendments thereto) with respect to the Ordinary Shares, par value $0.01 per share, of Melco Crown Entertainment Limited, a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: February 28, 2010

For and on Behalf of
MELCO INTERNATIONAL DEVELOPMENT LIMITED

By	/s/ Chung, Yuk Man
	Name:	Chung, Yuk Man
	Title:	Director

For and on Behalf of
MELCO LEISURE AND ENTERTAINMENT GROUP LIMITED

By	/s/ Chung, Yuk Man
	Name:	Chung, Yuk Man
	Title:	Director